Exhibit 99.1

News Release

Contact:
James D. Rickard, CEO
Community Bank Shares of Indiana, Inc.
(812) 944 - 2224

Steve A. Hauer, President and CEO
The Bancshares, Inc.
(812) 752-4501

FOR IMMEDIATE RELEASE

                     COMMUNITY BANK SHARES OF INDIANA, INC.
                          ACQUIRES THE BANCSHARES, INC.

JULY 3, 2006 (NEW ALBANY, IN; NASDAQ: CBIN) Community Bank Shares of Indiana, Inc. announced today the completion of the acquisition of The Bancshares, Inc., effective July 1, 2006. The Bancshares, Inc. is a one bank holding company headquartered in Scottsburg, Indiana with $127.8 million in assets on March 31, 2006. Pro forma total assets for the combined company were $826.6 million on March 31, 2006. The Company now has banking operations in the greater Louisville metropolitan area through 20 banking centers located in Clark, Floyd and Scott counties, Indiana and Jefferson and Nelson counties, Kentucky.

In connection with the strategic partnership, the Company's new banking subsidiary, The Scott County State Bank, will be operated as a separate, stand-alone commercial banking subsidiary of Community Bank Shares of Indiana, Inc. and will maintain its current banking charter and name. "We recognize the history of great service that The Scott County State Bank has provided to the people of Scott County, said James D. Rickard, CEO of Community Bank Shares of Indiana, Inc. "We have already identified ways that we can capitalize on synergies between our existing businesses while leaving intact the superior customer service that Scott County residents have come to expect."

Community Bank Shares of Indiana, Inc. is a bank holding company headquartered in New Albany, Indiana. CBIN's two banking subsidiaries, Your Community Bank and The Scott County State Bank, deliver a full range of financial products and services through their 20 banking offices in the greater Louisville area located in Clark, Floyd and Scott counties, Indiana and Jefferson and Nelson counties, Kentucky.

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The information contained in this press release contains forward-looking statements regarding expected future performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.